UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 17, 2017, Macellum issued the following press release:

Macellum Announces that Glass Lewis & Egan-Jones Recommend Citi Trends Stockholders Vote FOR Macellum Nominees, Jonathan Duskin and Paul Metcalf, on Macellum’s WHITE Proxy Card

Macellum Strongly Believes Stockholders Must Elect Both Nominees to Maximize Value

Says Existing Board Should Not be Allowed to Select a Permanent CEO

NEW YORK, May 17, 2017 /PRNewswire/ -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ:CTRN) (the “Company” or “Citi Trends”) that has nominated two highly qualified candidates for election at the Company’s upcoming annual meeting of stockholders, announced today that Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones, two leading independent proxy voting advisory firms, have recommended that stockholders vote on Macellum’s WHITE proxy card FOR the election of BOTH Macellum nominees, Jonathan Duskin and Paul Metcalf, at the upcoming annual meeting of stockholders.

In its May 16th report1, Glass Lewis concluded:

“We believe the board could benefit from additional fresh perspective and oversight, particularly as it prepares to select the next CEO to lead to the Company.”

Glass Lewis agreed with Macellum that Chairman Anderson likely bears responsibility for the Company’s poor historical performance:

“Management Nominees Anderson and Hyatt have served on the board for 16 years and 11 years, respectively, and we expect shareholders may wish to hold these two long-serving directors responsible for the Company’s poor TSR performance and operating challenges under their leadership. Management Nominee Anderson has intermittently served as executive chairman, non-executive chairman and CEO of the Company over the last 16 years and likely bears considerable responsibility for the Company’s poor performance under his tenure, in our view.”

1 Permission to quote from the Glass Lewis report in this press release was neither sought nor obtained.

Macellum believes stockholders must vote for BOTH Mr. Metcalf and Mr. Duskin to effectuate meaningful change

Macellum believes the election of both Mr. Metcalf and Mr. Duskin to the Board represents the best path for creating value at the Company. Mr. Metcalf is an exceptionally well-qualified candidate. He has a long career of success in off-price retailing. He was hired by Bain Capital to be the Chief Merchant at Burlington Stores, Inc. at a time when Burlington was struggling. As Chief Merchant at Burlington, Mr. Metcalf was responsible for turning the merchandise department around and played a key role in driving EBITDA from $311 million to $445 million. Burlington’s stock price was over $60 per share when Mr. Metcalf resigned (up from $16 at the IPO). Mr. Metcalf had similar success as a Director of private, off-price retailer Gabriel Brothers. After a successful turnaround, Gabriel Brothers was recently sold at 8x EBITDA to Warburg Pincus.

In recommending that stockholders vote for both Macellum’s highly qualified nominees, and contrary to Citi Trends’ portrayal of Macellum’s nominees, Glass Lewis recognized the significant relevant experience and qualifications of Jonathan Duskin and Paul Metcalf:

“Dissident Nominee Jonathan Duskin is CEO of Macellum and would serve as a direct representative of Macellum if elected to the board. Mr. Duskin has decades of investment experience in the retail and consumer sector and relevant public company board experience in the specialty retail industry. Dissident Nominee Metcalf has relevant executive and merchandising experience in the off-price retailing industry that could likely be of value to the board, in our view.”

The current Board should not be allowed to select a permanent CEO

Given their disappointing track record of recruiting and retaining a qualified CEO, we believe it would be a grave mistake for stockholders to give the Board an opportunity to hire the next CEO. We are extremely concerned that leaving Mr. Anderson at the helm will do just that. Further, without meaningful change on the Board, we believe Citi Trends will struggle to recruit high caliber candidates. We believe high quality executives will be skeptical of the opportunity knowing that the former CEO, Jason Mazzola, left the Company for a substantially lesser role.

Stockholders should be concerned, as we are, that Citi Trends may seek to promote acting CEO, CFO and COO Bruce Smith to the role of permanent CEO. He has been with the Company for 10 years which saw extended periods of deteriorating operating results and value destruction. He must share in the blame as well and stockholders should not allow him to be rewarded with a promotion to permanent CEO. As COO, we would expect that IT reported directly to Mr. Smith and as CFO capital allocation would have been a primary responsibility. Mr. Smith must be held accountable for the deterioration in RIOC and ROE and for the Company’s antiquated systems. We would not be surprised if this finance heavy Board felt comfortable promoting Mr. Smith to permanent CEO. Do not give Mr. Anderson an opportunity to make the mistake again of promoting an unqualified internal executive.

Vote the WHITE Card for Both Macellum Nominees

We leave stockholders to consider one issue central to this election contest. If Citi Trends is an off-price retailer, it failed to take advantage of the greatest segment of growth in all of apparel retailing. If the Board changed its strategy to be a vertically integrated, private label retailer, then we believe this was a poor decision. Why would the Company migrate its strategy away from the most successful category of retailing, arguably the ONLY segment of apparel retail that is experiencing growth to pursue one of the most difficult segments? Either way, we believe the Board needs to be refreshed and Mr. Anderson needs to be replaced. As Glass Lewis concluded, the election of the Macellum nominees would make the Board well positioned to represent the interests of all stockholders:

“If elected, the Dissident Nominees would hold two out of six board seats, representing a minority of the board, and would not be in position to enact policy without the support of additional directors. We believe a board constructed in this manner would be well positioned to represent the interests of all shareholders.”

VOTE THE WHITE PROXY CARD TODAY TO ELECT BOTH OF OUR HIGHLY-QUALIFIED NOMINEES — JONATHAN DUSKIN AND PAUL METCALF — TO THE BOARD AT THE COMPANY’S UPCOMING ANNUAL MEETING

If you have already voted Citi Trends’ blue proxy card, a later dated WHITE proxy card will revoke your previously cast vote.

Investor Contact:
Jonathan Duskin
Macellum Capital Management, LLC
(212)-956-3008
Jduskin@macellumcap.com

John Ferguson
Saratoga Proxy Consulting LLC
(212) 257-1311 or (888) 368-0379
Info@saratogaproxy.com